Exhibit 10.2

NEOPHOTONICS CORPORATION

August 29, 2013

VIA HAND DELIVERY

James D. Fay

Senior Vice President and Chief Financial Officer

NeoPhotonics Corporation

Re:	Transition Agreement

Dear JD:

This letter sets forth the terms of the transition agreement (the “Agreement”) that you and NeoPhotonics Corporation (the “Company”) have discussed and agreed upon in connection with the anticipated termination of your employment relationship with the Company.

1. Separation Date. You will remain the Company’s Chief Financial Officer through September 17, 2013 and will remain employed with the Company, on the terms and conditions described herein, until 5:00 p.m. Pacific time on the date the Company files its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013 (the “Employment Termination Date”), which filing is due no later than November 11, 2013. By mutual written agreement, you and the Company may subsequently agree to change the Employment Termination Date to an earlier or later date. If the Company hires a new Chief Financial Officer (or appoints an interim Chief Financial Officer) prior to September 17, 2013, that person may be appointed to the Chief Financial Officer position but you will remain an employee of the Company until the Employment Termination Date unless otherwise agreed in writing between the Company and you. Your final date of employment is referred to herein as your “Separation Date.”

2. Transition Period. From the date of this Agreement through the Separation Date (the “Transition Period”), you will continue as an employee of the Company. During the Transition Period, you will continue to perform your assigned duties, and you will continue to abide by all Company policies and procedures in all material respects and any written agreements between you and the Company. During the Transition Period, you will continue to be paid at your current annualized base salary rate of $300,000 and you will continue to be eligible to participate in the Company’s employee benefit plans pursuant to the terms of those plans. You also will continue to be eligible for employee benefits that are generally provided to full-time employees of the Company, including but not limited to using and accruing paid vacation. You and the Company will mutually agree to your location for work and any requested travel during the Transition Period, and you are expected to faithfully cooperate with and promptly respond to requests from the Accounting and Executive staffs in support of the company’s filing of the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013. You will not be required to use accrued paid time off (PTO) when not in the office.

3. Consulting Period.

(a) After the Separation Date, you will serve as consultant of the Company for a period of time from the Separation Date until March 15, 2014 (the “Consulting Period”). You will be available on an as-needed basis during the Consulting Period. The scope of your services will be: cooperation in the Company’s year-end closing process, preparation of the 10-K Report, and cooperation in matters related to legal affairs, investor relations, banking relationships and foreign operations. You will report to Timothy S. Jenks (the Company’s Chief Executive Officer), and will also be responsive to reasonable requests and inquiries consistent with your current job duties and experience from the Company’s new Chief Financial Officer and new General Counsel when such persons are hired. In consideration of your services during the Consulting Period, the Company will pay you $250 per hour, billed in .10 hour increments no more frequently than twice per month, payable within 30 days of invoice date. You also will be entitled to reimbursement of expenses that you incur in performing services for the Company during the Consulting Period in accordance with Section 9 below. Any such reimbursement shall be made within 30 days of you submitting such expenses for reimbursement.

(b) The Company may terminate the Consulting Period (and your consulting status) upon ten (10) days written notice to you if you refuse or are unable to perform the consulting services described in Section 3(a) within a reasonable period of time following a written request for same, or immediately upon any uncured material breach by you. Any termination of the Consulting Period will not affect the remainder of this Agreement.

James D. Fay

August 29, 2013

4. Employment with Another Company; No Conflicting Obligations. The Company acknowledges that you intend to accept (or have accepted) an employment position with another company, with an employment start date of no earlier than September 17, 2013. We agree that your employment with another company will be permitted under this Agreement and permitted under the Company’s Code of Business Conduct and Ethics, and the Company hereby waives any restrictions on such employment that may be contained in the Company’s policies or agreements with you, including without limitation your Proprietary Information and Inventions Assignment Agreement.

5. Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused PTO and floating holidays earned through the Separation Date, subject to standard payroll deductions and withholdings and all reimbursement for business expenses incurred by you consistent with the Company’s Travel and Expense Reimbursement Policy. You are entitled to these payments regardless of whether or not you sign this Agreement.

6. Severance Benefits.

(a) Although the Company has no plan, program or agreement requiring it to offer you severance benefits in this situation, if: (i) you timely sign and abide by the terms of this Agreement, and allow the releases contained herein to become effective, and (ii) on or within 21 days after the Separation Date, you execute and return to the Company the Employee Agreement and Release attached hereto as Exhibit A (the “Release”), and allow the releases contained in the Release to become effective; then the Company will provide you with the compensation and benefits as set forth herein.

(b) Section 409A Compliance. It is intended that the severance benefits set forth in this Section 6 be exempt from Section 409A of the Internal Revenue Code under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) and will be implemented and construed in accordance therewith to the greatest extent permitted under applicable law.

7. Your “Equity Awards” consist of the following outstanding stock options and restricted stock unit awards held by you:

(i) Options: an option to purchase 14,000 shares of Common Stock granted on January 27, 2010 with an exercise price of $12.00 per share; an option to purchase 16,000 shares of Common Stock granted on December 13, 2010 with an exercise price of $7.50 per share; an option to purchase 18,000 shares of Common Stock granted on August 2, 2011 with an exercise price of $7.00 per share; an option to purchase 10,000 shares of Common Stock granted on July 31, 2012 with an exercise price of $4.96 per share; an option to purchase 16,000 shares of Common Stock granted on February 26, 2009 with an exercise price of $4.25 per share; an option to purchase 23,999 shares of Common Stock granted on May 28, 2009 with an exercise price of $4.25 per share;

(ii) RSUs: an award of 12,000 Restricted Stock Units (shares of Common Stock) granted on August 2, 2011; and an award of 6,600 Restricted Stock Units (shares of Common Stock) granted on July 31 2012; and

(iii) Performance Option: an option to purchase 75,000 shares of Common Stock granted on December 12, 2012, with an exercise price of $5.11 per share, contingent upon the specified performance conditions being met prior to the Separation Date.

You hold no other stock options or RSUs of the Company.

Vesting of your Equity Awards will continue through the Consulting Period and will cease as of the end of the Consulting Period (notwithstanding any provision to the contrary in the Company’s equity incentive plans or the agreements related to your Equity Awards). Except as expressly modified herein, the Equity Awards will continue to be governed by the terms of the applicable equity incentive plan and applicable agreements related to the Equity Awards.

8. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). Without limiting the foregoing, you have not earned and will not be eligible to receive any payments under the Company’s 2013 bonus program for executive officers.

9. Expense Reimbursements. You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice and will also reimburse you for any reasonable expenses you incur on the Company’s behalf during the Consulting Period pursuant to Company policy.

James D. Fay

August 29, 2013

10. Return of Company Property. By no later than the close of business on the last day of the Consulting Period (or an earlier date if reasonably requested by the Company), you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part). Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the severance benefits provided hereunder.

11. Proprietary Information Obligations. You acknowledge and reaffirm your obligations under your signed Employee Invention Assignment and Confidentiality Agreement, a copy of which is attached hereto as Exhibit B for your reference.

12. Indemnification Agreement and Other Obligations. The Company and you acknowledge and reaffirm our respective obligations under your signed Indemnification Agreement, the form of which is attached as Exhibit 10.1 to the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2012. The Company also acknowledges and agrees that the indemnification obligations set forth in the Indemnification Agreement and the Company’s certificate of incorporation shall extend to cover your services as a consultant through the end of the Consulting Period. During the Transition Period, you will continue to be a covered person under the Company’s directors and officers and other insurance policies (excluding life insurance policies), and the Company will, if necessary or appropriate, disclose this Agreement to its insurers. Each party will not hold the other liable for any special indirect, punitive, incidental or consequential damages incurred by the other resulting from or arising out of or in connection with your employment or this Agreement, and in no event will your aggregate liability to us exceed the amount you have received as compensation pursuant to sections 2(b) hereunder.

13. Nondisparagement. You agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees that it will direct its directors and officers not to disparage you in any manner likely to be harmful to your business or personal reputation; provided that all parties may respond accurately and fully to any request for information if required by legal process.

14. No Voluntary Adverse Action. You agree that, for a period of two years following the Separation Date, you will not voluntarily (except in response to legal compulsion ) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents with respect to any acts or omissions occurring during the period of your employment or consulting relationship with the Company.

15. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages), will make reasonable efforts to accommodate your scheduling needs and will pay you a consulting fee of $250 per hour for any such cooperation, excluding time that you are actually testifying in a legal proceeding.

16. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

17. Breach. Notwithstanding anything to the contrary herein, the Company shall have the right to terminate this Agreement only for your material uncured breach hereunder. The Company shall provide you with notice of termination due to your material breach of this Agreement, if any, and you shall have a reasonable period to cure such breach (but no less than five (5) business days) after your receipt of the notice of breach, and if cured such termination shall not be effective, and such termination shall become effective only if such breach is not cured within such cure period.

James D. Fay

August 29, 2013

18. Release of Claims.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; (iii) any rights or claims I may have to coverage under any insurance policy of the Company, including but not limited to any directors and officers insurance policy; (iv) any rights or claims to vested benefits pursuant to any ERISA plan; and (iv) any rights arising under, or claims for breach of, this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Company’s CEO); and (v) the ADEA Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it.

(e) Company Release. In exchange for the consideration provided by you under this Agreement to which the Company would not otherwise be entitled, the Company, on behalf of its parent, subsidiaries and affiliates, hereby generally and completely releases you from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to any events, acts, conduct, or omissions occurring prior to or on the date the Company signs this Agreement. Notwithstanding the foregoing, the following are not included in the Company’s release of claims: (i) any rights or claims for misappropriation of the Company’s intellectual property; and (ii) any rights or claims arising from intentional misconduct.

(f) Section 1542 Waiver. THE COMPANY AND YOU EACH UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the releases herein, which includes claims which may be unknown to the Company and you at present, the Company and you each acknowledges that they have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

James D. Fay

August 29, 2013

The Company and you each hereby expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to the Company’s and your respective releases of any unknown or unsuspected claims herein.

19. Miscellaneous. This Agreement, including its exhibits, the equity award agreements signed by you and the Indemnification Agreement, each as amended herein, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and scanned image copies of signatures shall be equivalent to original signatures. Any dispute, controversy or claim arising out of or relating to this Agreement, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, will be referred to and finally determined by arbitration in accordance with the JAMS arbitration rules. The tribunal will consist of a sole arbitrator located in San Jose, California. Judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.

If this Agreement is acceptable to you, please sign and date below within twenty-one (21) days after your receipt of this Agreement, and then send me the fully signed Agreement. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

NEOPHOTONICS CORPORATION
By:	/s/ Timothy S. Jenks
Timothy S. Jenks
President and Chief Executive Officer

Exhibit A – Employee Agreement and Release

Exhibit B – Employee Proprietary Information and Inventions Agreement

UNDERSTOOD AND AGREED: /s/ James Fay
James Fay August 29, 2013
Date

EXHIBIT A

Employee Agreement and Release

(To be signed on or within twenty-one (21) days after Separation Date.)

In consideration for the severance benefits provided to me by NeoPhotonics Corporation (the “Company”) pursuant to my letter transition agreement with the Company dated August 29, 2013 (the “Agreement”), I agree to the terms below.

I hereby confirm that: I have been paid all compensation owed for all hours worked by me for the Company; I have received all leave and leave benefits and protections for which I was eligible (pursuant to the Family and Medical Leave Act or otherwise) in connection with my work with the Company; and I have not suffered any injury or illness in connection with my work with the Company for which I have not already filed a claim.

I hereby release the Company, its current and past parents, subsidiaries, successors, predecessors, and affiliates, and each of such entities’ current and past officers, directors, agents, servants, employees, partners, members, managers, attorneys, shareholders, successors, and assigns, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Employee Agreement and Release (the “Release”).

This release of claims includes, but is not limited to, a release of: (a) all claims directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; (b) all claims or demands related to salary, bonuses, fees, retirement contributions, profit-sharing rights, commissions, stock, stock options, or any other ownership or equity interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation or benefit; (c) claims for breach of contract, wrongful termination, or breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for negligence, fraud, defamation, intentional and negligent infliction of emotional distress, and/or physical injuries; and (e) all federal, state, and local statutory claims or causes of action in any jurisdiction, including but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Fair Employment and Housing Act (as amended), and/or the California Labor Code.

Notwithstanding the foregoing, excluded from this release are: (i) any rights or claims I have under the Agreement; (ii) any rights or claims to indemnification I may have pursuant to any written indemnification agreement to which I am a party or of which I am a third party beneficiary, or under applicable law; (iii) any rights or claims I may have to coverage under any insurance policy of the Company, including but not limited to any directors and officers insurance policy; (iv) any rights or claims to vested benefits pursuant to any ERISA plan; or (v) any rights or claims that cannot be waived as a matter of law. I am waiving, however, my right to any monetary recovery should any governmental agency or entity pursue any claims on my behalf.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (the “Release ADEA Waiver”), and that the consideration given for the Release ADEA Waiver in this paragraph is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (i) my Release ADEA Waiver does not apply to any rights or claims that may arise after the date that I sign this Release; (ii) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (iii) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (iv) I have seven (7) days following the date I sign this Release to revoke the Release ADEA Waiver (by providing written notice of my revocation to the Company’s CEO); and (v) the Release ADEA Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Release is signed by me provided that I do not revoke it (the “Release Effective Date”).

In exchange for the consideration provided by me under the Agreement and this Employee Agreement and Release to which the Company would not otherwise be entitled, the Company, on behalf of its parent, subsidiaries and affiliates, hereby generally and completely releases me from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to any events, acts, conduct, or omissions occurring prior to or on the date the Company signs this Agreement. Notwithstanding the foregoing, the following are not included in the Company’s release of claims: (i) any rights or claims for misappropriation of the Company’s intellectual property; and (ii) any rights or claims arising from intentional misconduct.

A-1

THE COMPANY AND I UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE COMPANY AND I each acknowledges that the Company and I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” The Company and I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the Company’s and my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

This Release, together with the Agreement (including all exhibits thereto, the equity award agreements signed by me and the Indemnification Agreement, each as modified therein), constitutes the complete, final and exclusive embodiment of the entire agreement between me and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained in the Release or the Agreement, and it entirely supersedes any other such promises, warranties or representations, whether oral or written.

NEOPHOTONICS CORPORATION
By:
Timothy S. Jenks
President and Chief Executive Officer

By:
James D. Fay
Date:

A-2

EXHIBIT B

Employee Proprietary Information and Inventions Agreement

B-1